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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                               Hagler Bailly, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                                                       405183104
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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\\\DC - 67523/1 - 0596069.01
                                  SCHEDULE 13G

------------------------------------------------------

CUSIP No.  405183104
           --------------------------------------
------------------------------------------------------


------- -----------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Alain M. Streicher


------- -----------------------------------------------------------------------
------- ----------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable


------- -----------------------------------------------------------------------
------- ----------------------------------------------------------------------
3       SEC USE ONLY


------- -----------------------------------------------------------------------
------- -----------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ---------------------------------------------------------------------
--------------------------- ------ --------------------------------------------
                            5      SOLE VOTING POWER
                                   418,354
        NUMBER OF
                            ------ -------------------------------------------
                            ------ -------------------------------------------
          SHARES            6      SHARED VOTING POWER
       BENEFICIALLY                72,323
         OWNED BY
                            ------ --------------------------------------------
                            ------ ------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING                  418,354
          PERSON
                            ------ --------------------------------------------
                            ------ --------------------------------------------
           WITH             8      SHARED DISPOSITIVE POWER
                                   72,323

                            ------ -------------------------------------------
------- -----------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        490,677 (of which 117,580 shares are subject to options which are currently exercisable or exercisable within 60 days)

------- -----------------------------------------------------------------------
------- ----------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------- ----------------------------------------------------------------------
------- -----------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.8%

------- -----------------------------------------------------------------------
------- -----------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN

------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------

CUSIP No.  405183104
           --------------------------------------
------------------------------------------------------


Item 1(a)         Name of Issuer:

                  Hagler Bailly, Inc. (the "Issuer").

           (b)    Address of Issuer's Principal Executive Offices:

                  1530 Wilson Boulevard, Suite 900
                  Arlington, Virginia 22209

Item 2:           Name, Address and Citizenship of the Person Filing:

                  This statement is being filed by Alain M. Streicher, an individual, whose business address is 1530 Wilson Boulevard, Suite 900, Arlington, Virginia 22209. Alain M. Streicher is a citizen of France.

                  This filing relates to the Common Stock, par value $0.01 per share, of the Issuer, the CUSIP number of which is 405183104.

Item 3:           Capacity in Which Person is Filing:

                  Not applicable.

------------------------------------------------------

CUSIP No.  405183104
           --------------------------------------
------------------------------------------------------


Item 4:           Ownership:

                  As of December 31, 1997, Alain M. Streicher beneficially owned in the aggregate the following:

                  (a)      Amount Beneficially Owned:

                           490,677 (of which 117,580 shares are subject to
 options which are currently exercisable or exercisable within 60 days).

                  (b)      Percent of class:

                           5.8%

                  (c) Number of shares to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    418,354

                           (ii) Shared power to vote or to direct the vote:

                                    72,323

                           (iii)   Sole  power  to  dispose  or  to  direct  the
disposition of:

                                    418,354

                           (iv)  Shared  power  to  dispose  or  to  direct  the
disposition of:

                                    72,323

Item 5:           Ownership of Five Percent or Less of Class:

                  Not applicable.

------------------------------------------------------

CUSIP No.  405183104
           --------------------------------------
------------------------------------------------------

Item 6:           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
------            ------------------------------------------------------------
                  Holding Company:
                  ---------------

                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9:           Notice of Dissolution of Group:

                  Not applicable.

Item 10:          Certification:

                  Not applicable.

------------------------------------------------------

CUSIP No.  405183104
           --------------------------------------
------------------------------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 13, 1998                 /s/ Alain M. Streicher_______________
                                                        ----------------------
                                                            Alain M. Streicher